Exhibit 99.1

Press Release

I-many Reports First Quarter 2007 Financial Results

EDISON, N.J., April 30, 2007 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported financial results for the first quarter ended March 31, 2007.

Q1 2007 Financial Highlights

•	Net revenues increased for third consecutive quarter, to $8.4 million, up 10% both sequentially and year over year

•	Recurring revenues from subscriptions up 72% over Q1 2006, to record $944,000

•	Unamortized software subscriptions up 60% over Q1 2006, to record $15.7 million

•	Deferred revenue and unamortized software subscriptions reached record $31.9 million, up 40% vs. Q1 2006

GAAP Financial Results for Q1 2007

On a generally accepted accounting principles (GAAP) basis, net revenues totaled $8.4 million, an increase of 10% from $7.6 million reported in the prior quarter, and an increase of 10% from $7.6 million reported the same period a year ago. Net loss was $(0.09) per share, which was unchanged from a net loss of $(0.09) per share in the previous quarter and an increase from $(0.06) per share a year ago.

Net revenues and loss exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot recognize until future periods, like those related to multi-year software subscriptions. For additional analysis of the company’s performance, see the discussion of non-GAAP financial results, below.

Starting this quarter, the company will begin to report net revenue divided among three new categories: Recurring revenue, which comprises revenue from software subscriptions, maintenance, support, and hosting; Services revenue, which comprises revenue from professional services; and License revenue, which represents one-time perpetual license fees from product sales. Management expects this will provide better transparency, particularly into the growth of I-many’s expanding stream of recurring revenues.

Recurring revenue for the quarter totaled $4.4 million, an increase of 8% from $4.1 million in the prior quarter, and an increase of 17% from $3.8 million reported in the same quarter a year ago.

Services revenue totaled $3.0 million, a decrease of 13% from $3.4 million in the prior quarter, and an increase of 9% from $2.7 million reported in the same period a year ago.

License revenue totaled $940,000, or nearly 20 times the prior quarter amount of $49,000 and a decrease of 14% from $1.1 million reported in the same period a year ago.

Research and development expense remained at elevated levels as planned for the first half of the year, totaling $4.3 million in the first quarter, up 35% from $3.2 million in the previous quarter and up 45% from $3.0 million in the same period a year ago.

Quarter-end cash, restricted cash and short-term investments totaled $15.7 million, as compared to $17.7 million at the end of the previous quarter and $17.7 million at the end the first quarter of 2006.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include more software subscriptions. (See “Use of Non-GAAP Financial Information,” below.) This includes the gross value of license contracts signed that the company calls “bookings,” which totaled $3.6 million during the first quarter of 2007. This represents a decrease of 10% from $4.0 million signed both in the prior quarter and in the first quarter of 2006, but is equal to the average quarterly bookings for 2006.

These new contracts increased the amount of unamortized software subscriptions to be recognized over the next five years to a record $15.7 million, up 6% from $14.8 million at the end of the prior quarter and an increase of 60% from $9.8 million at end of the first quarter of 2006. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions reached a record $31.9 million at the end of the quarter, an increase of 4% from $30.8 million in the prior quarter, and up 40% from $22.8 million at the end of the first quarter 2006.

I-many introduced its subscription offering in the second quarter of 2004 in order to pursue certain benefits for both customers and the company. Management believes subscriptions expand the market to customers that find regular subscription payments an easier and more flexible way to license I-many’s CLM software products, and they have the potential to provide the company smoother and more predictable revenue growth.

Reflecting the increasing contribution of subscription revenue, the amount of recurring revenue generated from subscription contracts recorded in the first quarter of 2007 reached a record $944,000, an increase of 15% from $824,000 recorded in the previous quarter and up 72% from $550,000 recorded in the first quarter of 2006. (In addition to product related revenue, beginning this quarter these amounts now include related maintenance and support in order to more completely reflect the contribution from subscription contracts.)

Other Q1 2007 Highlights

Significant events during the first quarter of 2007 included:

•

Seven new license transactions exceeding $50,000 in gross value were signed during the quarter, as compared to 11 in the previous quarter and eight in the same period a year ago. These new transactions averaged approximately $402,000 in value, as compared to $270,000 in the previous quarter and $353,000 in the same period a year ago. One new enterprise customer was in the company’s Life Sciences market segment and another in Industry Solutions.

•

Kaizen Consulting Group, an IT consulting firm based in Sao Paulo, Brazil, became I-many’s first reseller in Latin America and completed the sale of a 500-user license for I-many Contract Manager™ to one of Latin America’s largest cellular telephone service providers with more than 25 million customers.

•	Ferndale Laboratories, a leading U.S. pharmaceutical manufacturer focused on dermatology-related products, signed a five-year license agreement to implement I-many CARS and I-many Medicaid.

•

A North American-owned, international pharmaceutical company extended its six year relationship with I-many for another five years by licensing the rights to I-many’s next generation products that include I-many CARS and I-many Government pricing™. These products, along with the existing installation of I-many Medicaid, will help them manage some 260 generic pharmaceuticals in over 4,000 dosages and formats which produce $800 million in annual sales. This brings the number to 17 customers that have licensed at least one of the next generation of life science products I-many is rolling out this year.

•

An international healthcare technology and service provider with more than 45,000 employees and $17 billion in annual revenues, expanded its user base and extended its license contract for I-many CARS, which complements its existing installation of I-many Government Pricing.

•

A Fortune 50 provider of healthcare product and services, with more than 122,000 employees and $53 billion in worldwide sales, renewed its license contract and expanded the number of users for I-many CARS, I-many Medicaid, and I-many Government Pricing.

•

Michael Zuckerman joined I-many as senior vice president of marketing, and brings to I-many more than 25 years experience in high technology systems and software. He previously served as vice president of marketing for Verity, a publicly-traded enterprise software company (now part of Autonomy Corporation), where he was instrumental in making Verity an international leader in infrastructure software for search, categorization and personalization for the Global 2000.

“This quarter was highlighted by many of our customers demonstrating their high level of confidence in I-many by committing to our latest generation solutions,” notes John A. Rade, I-many’s chairman, president and CEO. “Many long-time customers – some among the largest and most well-respected corporations in the world – extended their I-many license and service contracts, expanded their existing installations, and bought new products. This resulted in a third consecutive quarterly increase in net revenues, while recurring revenue from software subscriptions climbed to record levels.

“R&D remained elevated this quarter, as we invested heavily in the completion of several major projects and installations which represent the culmination of a product transformation that has been underway for several years. We believe the results of this substantial R&D investment will reduce costs, provide higher margins and greater recurring revenues, and allow us to continue to offer the best solutions in the industry.”

Concluded Rade, “The addition of Michael Zuckerman as senior vice president of marketing and more recently Lawrence Lindsey as executive vice president of product operations have filled the remaining key positions in our executive management team. Now more than ever, I-many possesses the people, processes and products necessary to consolidate its dominant position in Life Sciences and propel it towards similar leadership of the burgeoning CLM marketplace.”

Conference Call

I-many will host a conference call to discuss these first quarter results today at 4:30 p.m. Eastern Time. A brief presentation by management will be followed by a question and answer period. The dial-in number for the conference call is 1-888-694-4739 or 1-973-582-2749, passcode #8675348. A web simulcast of the call can be accessed via I-many’s web site at www.imany.com.

A replay of the call will be available after 7:30 p.m. today and until May 30, 2007. It can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, and entering conference ID #8675348. A replay of the webcast will also be available at www.imany.com.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Following the balance sheet and income statement, management has included a table that shows the results for the first quarter 2007 compared to the comparable periods in 2006 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower GAAP revenue in current periods and less cash than predicted in the near term; the risk of lower demand for our new products than we anticipate; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2007	2006
Net Revenues:
Recurring	$4,425	$3,780
Services	2,988	2,749
License	940	1,089

Total net revenues	8,353	7,618

Operating expenses:
Cost of recurring revenue	1,651	1,447
Cost of services revenue	2,956	2,370
Cost of third-party technology	76	77
Amortization of acquired intangible assets	46	343
Sales and marketing	2,315	2,073
Research and development	4,304	2,978
General and administrative	1,452	1,313
Depreciation	188	171
Restructuring and other charges	62	8

Total operating expenses	13,050	10,780

Loss from operations	(4,697)	(3,162)

Other income, net	175	132

Net loss	$(4,522)	$(3,030)

Basic and diluted net loss per common share	$(0.09)	$(0.06)

Weighted average shares outstanding	51,465	46,676

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$15,227	$17,232
Restricted cash	80	80
Accounts receivable	6,913	8,120
Other current assets	928	766

Total current assets	23,148	26,198

Property and equipment, net	1,394	1,341
Restricted cash	428	427
Other assets	127	121
Acquired intangible assets, net	185	231
Goodwill, net	8,667	8,667

Total assets	$33,949	$36,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,550	$7,224
Current portion of deferred revenue	16,518	15,773
Current portion of capital lease obligations	193	154

Total current liabilities	24,261	23,151

Deferred revenue, net of current portion	1,004	1,256
Other long-term liabilities	1,147	1,124

Stockholders’ equity	7,537	11,454

Total liabilities and stockholders’ equity	$33,949	$36,985

Reconciliation of Gross Value of License Bookings to Reportable License

Revenue

	Three Months (Quarter) ended
	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,457	$3,772	$1,417	$3,789	$3,296
Industry Solutions	546	848	342	232	306

	4,003	4,620	1,759	4,021	3,602
Add License revenue recorded in current quarter from contracts sold in prior periods:*
Health and Life Sciences	0	0	0	0	0
Industry Solutions	0	0	0	0	0

	0	0	0	0	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,382	3,772	980	3,754	2,436
Industry Solutions	531	831	334	219	226

	2,913	4,603	1,314	3,973	2,662

License revenue recorded:
Health and Life Sciences	1,075	0	437	35	860
Industry Solutions	15	17	8	13	80

	$1,090	$17	$445	$48	$940

*	Consistent with the company’s reclassification of subscription revenues, which are now included in Recurring revenue, subscription revenues are no longer included in the amounts in the line item titled, “Add license revenue recorded in current quarter from contracts sold in prior periods.” The results have been updated with this reclassification for both the current and comparable periods. This line item will still include fees from perpetual license sales which had not been fully recognized as revenue at the time of the sale. Such fees have occurred in past periods (prior to 3/31/2006) and are anticipated to occur in the future.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com

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